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
                                 FINAL COPY



FOR IMMEDIATE RELEASE                             Contact:  Tricia Bergeron
---------------------                                       (912) 965-3700


             GULFSTREAM REPORTS 30 PERCENT INCREASE IN EARNINGS
                     PER SHARE FOR SECOND QUARTER 1999

                       FIRST HALF EPS UP 37 PERCENT;
             COMPANY MEETING ALL FINANCIAL AND OPERATING GOALS
---------------------------------------------------------------------------

     SAVANNAH, GA, JULY 15, 1999 - Gulfstream Aerospace Corporation (NYSE:
GAC) today reported revenues of $707.8 million for the second quarter ended June 30, 1999, an increase of 27 percent from revenues of $557.0 million in the 1998 second quarter. Net income for the 1999 quarter was $69.8 million, up 26 percent from net income of $55.6 million in the same period last year. Diluted earnings per share for the 1999 second quarter were $0.95, up 30 percent from $0.73 in the second quarter 1998.

     The Company's income from operations for the second quarter was $115.5 million, an increase of 26 percent from $91.6 million in the second quarter of 1998. Gulfstream delivered 17 aircraft (nine Gulfstream IV-SPs, eight Gulfstream Vs) in the 1999 second quarter, versus 15 aircraft (eight Gulfstream IV-SPs and seven Gulfstream Vs) in the second quarter last year. As a percentage of revenues, second quarter gross margin, excluding pre-owned aircraft, was 24.3 percent, versus 24.0 percent for the three months ended June 30, 1998.

     "Gulfstream has again delivered excellent financial performance for the quarter," said Theodore J. Forstmann, Gulfstream chairman and chief executive officer. "We're seeing strong demand for both the Gulfstream IV-SP and Gulfstream V in the United States and internationally and we remain on track to meet our earnings per share goal of at least $3.75 in 1999."

     As expected, Gulfstream recorded 10 aircraft orders (five Gulfstream IV-SPs and five Gulfstream Vs) for the three months ended June 30, 1999. The total number of contracts signed to date in 1999 was 21 bringing the Company's backlog, including 18 options and ten undelivered aircraft on order for the Middle East Shares program, to 122 aircraft (56 Gulfstream IV-SPs and 66 Gulfstream Vs) valued at approximately $3.9 billion as of June 30, 1999. The Company has sold 146 Gulfstream Vs since its introduction - with nearly 50 of them in operational service today.

     For the six months ended June, 30, 1999, revenues were $1.33 billion, up 26 percent from the comparable 1998 period. Net income increased 34 percent to $128.3 million in the first six months of 1999, from net income of $96.1 million in the first half of 1998. Diluted earnings per share were $1.74, an increase of 37 percent from $1.27 in the same period one year ago. Gross margin, as a percentage of revenues (excluding pre-owned aircraft) for the first half was 24.1 percent versus 23.1 percent a year ago.

     In May, Gulfstream and General Dynamics announced that they had entered into a definitive agreement for General Dynamics to acquire Gulfstream in a one-for-one stock swap. The transaction, which will be accounted for as a pooling of interests, is expected to be tax-free to Gulfstream shareholders. A special meeting of stockholders of Gulfstream will be held on Friday, July 30, 1999 to consider and vote on the proposal to adopt and approve the Agreement and Plan of Merger.

     Gulfstream Aerospace Corporation is the leading designer, developer, manufacturer and marketer of the world's most technologically advanced intercontinental business jet aircraft. The Company has produced more than 1,000 aircraft for customers around the world since 1958. Gulfstream offers a range of aircraft products and services to meet the aviation needs of its customers, including the Gulfstream IV-SP(R), the ultra-long range Gulfstream V(R), Gulfstream Shares(R), Gulfstream Financial Services, Gulfstream LeaseSM, Gulfstream Pre-Owned Aircraft Sales, Gulfstream Charter ServicesSM, Gulfstream Management ServicesSM and Gulfstream ServiceCareSM. In 1998, Gulfstream reported revenues of $2.4 billion. The Company employs approximately 7,800 people at eight locations.

===========================================================================
This press release includes forward-looking statements which are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the
           Company's Securities and Exchange Commission filings.
===========================================================================

                                    ###

                      GULFSTREAM AEROSPACE CORPORATION
                   ($ in millions, except per share data)

---------------------------------------------------------------------------

               CONDENSED STATEMENT OF INCOME INFORMATION (1)
               ---------------------------------------------

                                         QUARTER ENDED          SIX MONTHS ENDED
                                            JUNE 30,                 JUNE 30,
                                      ----------------------  ----------------------
                                         1999        1998        1999        1998
                                      ----------  ----------  ----------  ----------
                                                       (Unaudited)
Net revenues                           $ 707.8     $ 557.0     $1,332.9    $1,060.4
Gross margin                             153.7       125.8        288.4       225.2
Income from operations                   115.5        91.6        212.8       160.9
Net income (2)                            69.8        55.6        128.3        96.1

Earnings Per Share: (3)
   Earnings per share - basic          $   .97     $   .75     $   1.78    $   1.31
   Earnings per share - diluted            .95         .73         1.74        1.27

------------------------------------------------------------------------------------

Aircraft orders (4)                         10          17           21          30
Mid East Shares orders                       -           -            1           -
                                      ----------  ----------  ----------  ----------
      Total New Aircraft orders             10          17           22          30
Aircraft contracted - not in
Financial Contract Backlog (4)               -           -           10          12

New Aircraft deliveries:
   Green - GIV-SP                            9           8           19          14
   Green - GV                                8           7           15          14
                                      ----------  ----------  ----------  ----------
      Total Green deliveries                17          15           34          28

   Completion - Gulfstream Aircraft         18           9           28          16
         - Non - Gulfstream Aircraft         1           -            2           -
                                      ----------  ----------  ----------  ----------
      Total Completion deliveries           19           9           30          16

Pre-Owned Aircraft deliveries                4           4            6           7

------------------------------------------------------------------------------------

                       FINANCIAL CONTRACT BACKLOG (4)
                       ------------------------------

                                                     JUNE 30,          DECEMBER 31,
                                                       1999                1998
                                                   ------------        ------------

Units                                                     94                 106
Dollars (in billions)                                 $  3.0              $  3.3

--------------------------------------------------------------------------------

                 SELECTED BUSINESS SEGMENT INFORMATION (5)
                 -----------------------------------------

                                                          QUARTER ENDED JUNE 30,
                                                        --------------------------
                                                            1999          1998
                                                        ------------  ------------
Net Revenues
     New Aircraft                                         $ 556.4        $448.0
     Aircraft Services                                       81.0          55.3

Segment Gross Margin
     New Aircraft                                         $ 135.4        $110.4
     Aircraft Services                                       19.2          11.0

--------------------------------------------------------------------------------

                    CONDENSED BALANCE SHEET INFORMATION

                                                       JUNE 30,    DECEMBER 31,
                                                          1999          1998
                                                      ------------  ------------

Cash and cash equivalents                              $   118.6      $    38.1
Inventories                                                794.9          729.9
Total current assets                                     1,294.3        1,055.6
Customer deposits                                          726.0          582.7
Long-term debt                                             323.5          361.0
Total stockholders' equity  (6)                            280.1          195.7

--------------------------------------------------------------------------------

(1) The Company's financial results for the quarter and six month period ended June 30, 1999 include the results of operations of K-C Aviation. This acquisition took place during the third quarter of 1998. Acquisition related charges of inventory step-up and goodwill amortization totaled $1.2 million and $2.9 million for the quarter and six month period ended June 30, 1999, respectively, and are included in Income from operations.

(2) In the quarter and six month period ended June 30, 1999, the Company recorded an income tax provision of $40.1 million and $73.7 million based on an estimated effective tax rate of 36.5% compared with an income tax provision of $32.1 million and $56.4 million based on an estimated effective tax rate of 37.0% in the quarter and six month period ended June 30, 1998.

(3) Basic earnings per share ("EPS") is computed based on net income divided by the weighted average common shares outstanding. Diluted EPS is computed by dividing net income by the weighted average common shares outstanding plus the incremental shares that would have been outstanding under stock option plans.

(4) During the first quarter of 1998, the Company signed a $335 million contract for 12 Gulfstream IV-SPs to expand its highly successful Gulfstream Shares fractional ownership program to the Middle East region. In 1993, the Company established very stringent deposit requirements for recording aircraft into its backlog. The contract for the Middle East Shares expansion includes modestly different deposit requirements early in the program. The Company has decided for the initial phase of the program to record these orders into backlog when the aircraft are delivered. The first green aircraft delivery for this Program occurred during the third quarter of 1998 and the second delivery occurred in the first quarter of 1999. The remaining 10 undelivered aircraft are not included in the Company's financial contract backlog.

(5) The Company operates in three reportable segments: New Aircraft, Aircraft Services and Pre-Owned Aircraft. See Note 15 to the Company's 1998 Annual Report to Stockholders for a detailed description of the Company's reportable segments.

(6) During March 1999, the Company established a program to repurchase up to an additional $200 million of its common stock. The purchases will be made from time to time in the open market or through negotiated transactions as market conditions warrant. At June 30, 1999, the Company had repurchased 1,272,800 shares, at an average price of $45.54 per share, for an aggregate amount of $58.0 million. In June 1999, Gulfstream announced that it had rescinded its stock repurchase program due to the pending merger with General Dynamics.

                      GULFSTREAM AEROSPACE CORPORATION
                       2Q99 EARNINGS CONFERENCE CALL
                               JULY 15, 1999


                                 FINAL COPY


OPENING REMARKS - CHRIS DAVIS
-----------------------------

Good morning and welcome to Gulfstream's report on the second quarter.

With me today is Bill Boisture. Together we will provide an overview of Gulfstream's financial and business performance in the second quarter of 1999.

I'll begin by reviewing the highlights of another record quarter for the Company. Bill will then discuss our operational accomplishments and market outlook in greater detail.

SUMMARY OF SECOND QUARTER AND FIRST HALF HIGHLIGHTS
---------------------------------------------------

Once again, Gulfstream outperformed expectations in the second quarter. We saw continued revenue growth, strong margin performance and excellent demand for our products.

o Revenues for the quarter were $707.8 million, up 27 percent over the second quarter of 1998. Net income was $69.8 million, up 26 percent year over year. And, earnings per share were $ 0.95, up 30 percent over 1998 and well above the consensus estimate.

o Total gross margin performance for the quarter remained strong at 24.3 percent of revenue, excluding pre-owned aircraft, versus 24 percent in the second quarter of 1998. We have continued to make significant progress in reducing the build times on the production aircraft. Hours on the GV have dropped 16.7 percent since the end of last year while GIV hours are down 11.4 percent. This performance is in addition to a 27% decline in GV hours in 1998 and a 14 percent decline in GIV hours last year.

o In addition, we saw substantial improvement in our gross margins in our service and spare parts business, from 19 percent in the first quarter to 23.7 percent in the second quarter.

o We delivered 17 production aircraft (9 GIV-SPs and 8 GVs) in the quarter compared with 15 production aircraft deliveries (8 GIV-SPs and 7 GVs) in the same period last year. More significantly, we delivered 19 completions including one non-Gulfstream -- in the second quarter -- over double the 9 completions recorded in the second quarter of 1998 and significantly up from the 11 completions delivered in the first quarter.

o First half revenues were $1.33 billion, up 26 percent over the $1.06 billion recorded in first half 1998.

o In the first half, Gulfstream delivered 34 production aircraft versus 28 in 1998, and 30 completions versus 16 for the same period last year.

o Net income increased 34 percent in the first half of 1999 to $128.3 million versus $96.1 million in the comparable 1998 period.

o And diluted earnings per share for the first half of 1999 were $1.74 - an increase of 37 percent over the $1.27 reported a year ago.

o Also for the first half of 1999, overall gross margins as a percent of revenue, excluding pre-owned, showed a very strong performance at 24.1 percent versus 23.1 percent last year.

o Order momentum remains strong. As expected, Gulfstream recorded ten aircraft orders in the second quarter, bringing the total number of orders to date in 1999 to 22, including the second Middle East Share Program aircraft which was delivered in the first quarter. And we again had no cancellations.

o Gulfstream ended the quarter with 122 aircraft under contract valued at $3.9 billion of future revenues, including the ten aircraft ordered for, but not yet delivered to, the Middle East Shares fractional ownership program and 18 options signed in 1998. Approximately 75 percent of the backlog is to be delivered in 2000 and beyond, offering a solid foundation for continued growth and clear visibility into future revenues and earnings.

o SG&A for the quarter was $32.4 million versus $30.1 million for the same period in 1998 principally driven by the G&A associated with the Dallas, Appleton and Westfield facilities which were acquired in third quarter 1998, plus about $700,000 of merger related expenses. On a more comparable basis, SG&A for the first quarter 1999 was $31 million.

o As expected, R&D for the quarter was $2.5 million versus $2.3 million last year.

o Amortization of intangibles totaled $3.3 million while net interest expense was $5.6 million.

o And, we ended the quarter with $118.6 million in cash and expect to continue to generate strong cash flow going forward.

o Weighted average shares outstanding were 73.2 million for the second quarter and 73.5 million for the first half of 1999.

Now, I'd like to turn it over to Bill who will provide a more detailed look at the Company's operational and market performance.

BILL BOISTURE REMARKS
---------------------

ORDERS
------

o Order momentum remains strong for both the Gulfstream IV-SP and the Gulfstream V. As we have frequently said, we look at orders on an annualized basis since orders in any one quarter can be affected by timing of negotiations, contract signature or funding. As a matter of point, we had several letters of intent in negotiations as we closed the quarter. We have booked a total of 22 new aircraft orders so far this year, and for the full year 1999, we continue to expect 45-55 new aircraft orders.

o We're seeing activity not only in the U.S. but from customers and prospects around the world. At the Paris Air Show held last month, we exhibited the GIV and GV to an estimated 100 qualified buyers and hosted approximately ten government delegations.

o GV sales continue to climb and we expect to maintain our commanding lead in orders and deliveries in the ultra-long range market segment well into the future. Last year at this time, we celebrated the sale of the 100th GV. Now, the total GVs sold, including options, is 146 with nearly 50 GVs in customer service. Our lead in the market over Bombardier is very obvious as they only delivered their first Global Express to a customer late last week.

o While we've heard more noise from the competition in the past few weeks. Nearly all of the announced increase in Global Express orders since NBAA last fall is into their own fractional ownership program. As you know, when we have shares orders, they are placed as third party, arms length transactions from Executive Jet or National Air Services.

o At the recent Paris Air Show, Bombardier announced a winglet re-design and retrofit in addition to their previous request to BRR for more engine power for the Global Express in order to attempt to achieve promised range numbers. While they've made claims to several performance records of late, let me just say that the records the GV holds were made in a fully outfitted aircraft with eight passengers and a full crew.

o As most of you have already heard, we did not win the ASTOR program. While we are disappointed, we recognize that this decision was based on the radar which accounted for 70% + of the cost and which is manufactured in the UK. We were proud to have the GV selected by two of the competing teams. We continue to see opportunities for the GV to play an important role in special mission programs such as NATO air to ground system and classified programs.

o One of the reasons the GV continues to outsell the competition is that it performs exceptionally well. Nonetheless, we continue to strive to enhance its performance and offer our customers the best technology available. In Paris, we also announced that we will soon offer an Enhanced Vision System or EVS for the GV. EVS is an infrared thermal imaging system that greatly improves the pilot's ability to see the runway and terrain in low visibility conditions. It is a major advancement in safety and Gulfstream will be the first manufacturer to offer this advanced technology on its aircraft.

o Order momentum for the Gulfstream IV-SP also remains strong. We have recorded 12 orders year-to-date and don't see an end to the popularity of this fine aircraft for many years to come. There are now 348 GIVs in service today.

o In the pre-owned market, demand also remains strong. While the supply of GIIIs on the market is normal - running about 10% of the GIII fleet
     - the GIV market is heading toward the same short supply we saw 18-24 months ago with only about 2% of the fleet available for sale.

o Our expansion of the Gulfstream Shares fractional ownership concept outside the U.S. is going well. The first aircraft for the Middle East Shares program will enter service shortly with the second one in the completion process. The first core fleet aircraft is operational and the program is generating a high degree of interest from prospective customers in the region.

o We continue to have excellent relationships with Warren Buffet's companies - Executive Jet and FlightSafety. Two new GIV-SPs entered service in the North America Shares program in the second quarter, bringing the total aircraft in the program to 23 GIV-SP including the two core fleet aircraft and bringing a total of 128 customers into the Gulfstream family. Demand remains strong in this segment as well, with Executive Jet sold out well in advance of availability.

o We also signed a 30-year agreement with FlightSafety for pilot and maintenance training. As those of you who have visited our facilities in Savannah and Long Beach know, FlightSafety operates a state-of-the art facility on-site at Gulfstream's facilities. This agreement continues a long-standing and successful relationship with FlightSafety.

OPERATING HIGHLIGHTS
--------------------

o Operationally, Gulfstream had an excellent quarter. We met all of our operating goals and aggressively managed costs across all areas.

o More significantly, we delivered 19 completions in the second quarter 1999 compared to 9 completions in the same period last year and 11 in the first quarter of this year. Increasing the volume in completions while ensuring we maintain our focus on quality is a key priority for 1999 and we are making very good progress.

o Earlier this year, we implemented new design and production processes which we expect to favorably impact margins in this part of our business going forward. We began efforts in the second quarter to design GV interiors on CATIA, a three-dimensional computer-aided design system, which will reduce completion production times by eliminating potential interferences and allowing more efficient drawing re-use. We will have a similar program on the GIV-SP initiated by year-end.

o In the service arena, we continue to have excellent success capturing not only Gulfstream service business, but also service on Challengers, Falcons and Hawkers. For the nine months from September 1998 through May 1999, we've serviced nearly 900 non-Gulfstream aircraft including 302 Challengers, 238 Falcons and 336 Hawkers. We're also pleased with margins in this business, which we believe are some of the highest among service providers.

NOW, I'LL TURN IT OVER TO CHRIS, WHO WILL WRAP UP BY PROVIDING A QUICK SUMMARY OF OUR SEGMENT RESULTS.
----------------------------------------------------------------------

o    As you know, the company operates in principally three segments:

o The two major segments are New Aircraft which includes both production and outfitted deliveries, and Aircraft Services, which includes Gulfstream aircraft service, non-Gulfstream aircraft service, spare parts and the engine business. In addition, we have Pre-owned Aircraft which is targeted to operate at breakeven.

o Second quarter revenues for the New Aircraft business segment were $556.4 million versus $448 million in the second quarter of 1998. Gross margin, as a percentage of revenue was 24.3 percent, versus 24.6 percent for the same period last year, reflecting the increase in the number of completion deliveries with GVs at slightly lower margins. On a year-to-date basis total gross margin for this segment was 24.5 percent versus 23.7 percent a year ago.

o The Aircraft Services segment revenues for the quarter increased 46 percent to $81.0 million compared to $55.3 million in second quarter 1998. On a year-to-date basis, revenues for Aircraft Services were $164.1 million, up 56 percent over the $105.2 million for the first half of 1998. This increase is due largely to the addition of the Dallas, Appleton and Westfield locations.

o Gross margin for this business segment was 23.7 percent of revenues in the second quarter versus 19.9 percent in the same period in 1998. For the first half, gross margin performance improved to 21.3 percent from the 19.9 percent for the same period last year.

o Also, in the second quarter, Gulfstream repurchased 312,800 shares of common stock at an average price of $41.69 before rescinding the company's stock repurchase program in conjunction with the announced merger with General Dynamics.

1999 OUTLOOK
------------

o In summary, 1999 performance to date has been excellent and we expect to have another record year at Gulfstream. We are meeting all of our financial and operating goals and continue to see further opportunities for margin expansion in all key areas. We are well on track to earn at least $3.75 per share in 1999 (excluding merger related expenses) and at least 15 percent growth in 2000.

ENDING COMMENTS
---------------

CHRIS: As you know, on May 17th we announced our pending merger with General Dynamics. The Hart-Scott Rodino waiting period has expired and our special shareholder meeting is scheduled for July 30th. We expect the transaction to close on that date.

Gulfstream became a public company in October 1996 at $24 a share. Today our stock price is nearly $70. We are proud of the significant increase in shareholder value that we've created over the past three years. I want to thank all of you who have followed us and supported us throughout this exceptional chapter in Gulfstream's history.

BILL: On behalf of Gulfstream's employees and customers - we thank you for your support and your interest in our company. We look forward to continuing this excellent performance and making a major contribution to General Dynamics' ongoing success.

CHRIS: The press release and this conference call have included forward looking statements, including statements regarding our earnings targets for 1999 and beyond and some of the underlying assumptions; such as green aircraft and completion deliveries, margin improvements, new aircraft order rates and stability of backlog. These forward looking statements are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in Exhibit 99 to our SEC filings. We urge you to also refer to that information.